                                                                    EXHIBIT 8(a)

                         SUBSCRIPTION AGENCY AGREEMENT

     This Subscription Agency Agreement (the "Agreement") is made as of November 25, 1996 between Nuveen Growth and Income Stock Fund, a series of a Massachusetts business trust (the "Fund"), and The Chase Manhattan Bank, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus filed by the Fund with the Securities and Exchange Commission (the "SEC") pursuant to Rule 497 under the Securities Act of 1933, as such prospectus has been supplemented as of October 21, 1996 (the "Prospectus"), relating to the Registration Statement on Form N-1A (File Nos. 333-03715 and 811-07619), as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Fund proposes to make an offer (i) by issuing certificates or other evidences of subscription privileges, in the form designated by the Fund (the "Subscription Privilege Certificates") to shareholders of record (the "Nuveen ETF Shareholders") of common stock of each of the exchange-traded closed-end funds (the "Nuveen ETF Funds") advised by Nuveen Institutional Advisory Corp. or Nuveen Advisory Corp., as of a record date specified by the Fund (the "Record Date"), pursuant to which each Nuveen ETF Shareholder will have certain subscription privileges (the "Subscription Privileges") to subscribe for Load-Waived Class A Shares of the Fund and (ii) of Subscription Privileges to subscribe for Load-Waived Class A Shares of the Fund to holders of record on the Record Date of shares of each of the long-term mutual funds and units of each unit investment trust sponsored or distributed by John Nuveen & Co. Incorporated and of shares of each of the mutual funds sponsored by Flagship Funds Inc. (collectively, the "Nuveen Investors"), in each case as described in and on such terms as are set forth in the Prospectus, a final copy of which has been or upon availability will promptly be, delivered to the Agent;

     WHEREAS, the Fund desires that the Agent perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Privilege Certificates and the issuance and exercise of the Subscription Privileges to subscribe therein set forth, all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:
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     Form and Execution of Subscription
     Privilege Certificates; Appointment

     1. The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of the Subscription Privilege Certificates and the issuance and exercise of the Subscription Privileges, in accordance with the terms set forth in this Agreement. Each Subscription Privilege Certificate shall be non transferable. The Agent shall maintain a register of Subscription Privilege Certificates and the holders of record thereof (each of whom shall be deemed a "Nuveen ETF Shareholder" hereunder for purposes of determining the rights of holders of Subscription Privilege Certificates). Each Subscription Privilege Certificate shall, subject to the provisions thereof, entitle the Nuveen ETF Shareholder in whose name it is recorded to the following:

         (a) The right to acquire during the Subscription Period at the Subscription Price a number of Load-Waived Class A Shares equal to one Load-Waived Class A Share of the Fund for every two Nuveen ETF Shares held on the Record Date (the "Primary Subscription Privilege"), subject to proration in connection with the Maximum Offer Amount; and

         (b) The right to subscribe for additional Load-Waived Class A Shares of the Fund, subject to the availability of such Shares and to the allotment of such shares as may be available among Nuveen ETF Shareholders who subscribe for Load-Waiver Class A Shares pursuant to the "Over-Subscription Privilege" on the basis specified in the Prospectus; provided, however, that such Nuveen ETF Shareholder has exercised all Primary Subscription Rights issued to him.

     Subscription Privileges and Issuance of Subscription Privilege
Certificates.

   2. (a) Each Subscription Privilege Certificate shall evidence the Subscription Privileges of the Nuveen ETF Shareholder therein named to purchase Load-Waived Class A Shares upon the terms and conditions therein and herein set forth.

      (b) Upon the written advice of the Fund, signed by its Chairman, President, any Executive Vice President or Vice President or Secretary, the Agent shall, from a list of the Nuveen ETF Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the

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Nuveen ETF Funds, prepare, in such form specified by the Fund, and record
Subscription Privilege Certificates in the names of the Nuveen ETF Shareholders, setting forth the number of Subscription Privileges to subscribe for the Fund's Load-Waived Class A Shares calculated on the basis of one Subscription Privilege for each two whole Nuveen ETF Shares recorded on the books in the name of each such Nuveen ETF Shareholder as of the Record Date. Each Subscription Privilege Certificate shall be dated as of the Record Date. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly deliver the Subscription Privilege Certificates, together with a copy of the Prospectus and instruction letter, to all Nuveen ETF Shareholders with record addresses within the United States, its territories and possessions and the District of Columbia. Delivery shall be by first class mail without registration or insurance. Subscription Privilege Certificates will not be mailed to Record Date Nuveen ETF Shareholders whose record addresses are outside the United States, its territories and the District of Columbia.

     Exercise

     3. (a) Nuveen ETF Shareholders may acquire Load-Waived Class A Shares in the Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent at either of the addresses specified in the Prospectus of
(i) the Subscription Privilege Certificate with respect thereto, duly executed by such Nuveen ETF Shareholder in accordance with and as provided by the terms and conditions of the Subscription Privilege Certificate, together with (ii) payment of the full Subscription Price for the Load-Waived Class A Shares subscribed for in the Primary Subscription and pursuant to the Over-Subscription Privilege, in U.S. dollars by money order or check drawn on a bank or branch located in the United States payable to the order of the Fund.

         (b) Subscription Privileges may be exercised at any time after the date of issuance of the Subscription Privilege Certificates with respect thereto but no later than 5:00 p.m. New York time on December 12, 1996 (the "Expiration Date"). For the purpose of determining the time of the exercise of any Subscription Privileges, delivery of any material to the Agent shall be deemed to occur when such materials are received at the offices of the Agent as specified in the Prospectus.

         (c) Notwithstanding the provisions of Section 3(a) and 3(b) regarding the delivery of an executed Subscription Privilege Certificate to the Agent prior to 5:00 p.m. New York time on the Expiration Date, if prior to such

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

time the Agent receives a notice of guaranteed delivery (in a form specified by the Fund) by facsimile or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the Subscription Price for the Load-Waived Class A Shares subscribed for in the Primary Privilege Subscription and for any additional Load-Waived Class A Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Privilege Certificate, then such exercise of the Subscription Privileges pursuant to the Primary Subscription Privilege and the Over-Subscription Privilege shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Privilege Certificate and receipt of full payment for the Load-Waived Class A Shares by the Subscription Agent by the close of business on the fifth business day after the Expiration Date.

         (d) Within two business days following the Expiration Date (the "Confirmation Date"), the Agent shall send the following subscription data to the Fund's Transfer Agent which shall be responsible for generating a confirmation to each subscribing Nuveen ETF Shareholder (or, if the Nuveen ETF Shareholder's shares are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee), showing:
(i) the number of Load-Waived Class A Shares acquired in the Primary Subscription Privilege, (ii) the number of Load-Waived Class A Shares, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the total Subscription Price for the acquired Load-Waived Class A Shares and (iv) any additional amount payable by such Nuveen ETF Shareholder to the Fund or any excess to be refunded by the Fund to such Load-Waived Class A Shareholder, in each case based on the Subscription Price. If any Nuveen ETF Shareholder exercises his right to acquire Load-Waived Class A Shares pursuant to the Over-Subscription Privilege, any such excess payment which would otherwise be refunded to him will be applied toward payment for Load-Waived Class A Shares acquired pursuant to exercise of the Over-Subscription Privilege. Any additional payment required from an exercising privileges holder must be received by Agent prior to the Settlement Date. Any excess payment to be refunded by the Fund to an exercising Nuveen ETF Shareholder shall be mailed by the Agent to him within a reasonable time after the Confirmation Date.

         (e) In the event the Agent does not receive, prior to the Settlement Date, any amount due from an exercising Nuveen ETF Shareholder as specified in
(d) above, then it shall take action with respect to such exercising Nuveen ETF Shareholder's Subscription Privileges as may be instructed by the Fund, including, without limitation, (i) selling such subscribed and unpaid-for

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Load-Waived Class A Shares to other Nuveen ETF Shareholders, (ii) applying any payment actually received by it toward the purchase of the greatest whole number of Load-Waived Class A Shares which could be acquired by such Nuveen ETF Shareholder upon exercise of the Primary Subscription Privilege and/or Over-Subscription Privilege, and/or (iii) exercise any and all other rights or remedies to which it may be entitled; provided, however, that the Agent shall receive from the Fund the Agent's actual cost of taking any such action (including the reasonable amount for the Agent's services in connection therewith). In the absence of any instruction from the Fund, the Agent shall have no duty to take any action pursuant to this paragraph.

     Validity of Subscription Privileges

     4. (a) All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Privileges will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Privileges. Subscription Privileges will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof. The Fund agrees to provide the Agent with instructions as to irregularities in connection with any Subscription Privilege Certificate received prior to the Expiration Date not later than 5:00 p.m. on the Expiration Date and, with respect to irregular subscriptions received on the Expiration Date, not later than 1:00 p.m. on the first business day following the Expiration Date.

         (b) Nuveen ETF Shareholders do not have any right to rescind their subscription after receipt of their payment for Load-Waived Class A Shares by the Agent. Whether a Nuveen ETF Shareholder may rescind his subscription after receipt of his payment is in the discretion of the Fund, whose determination will be final and binding. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

     Over-Subscription

     5. If, after allocation of Load-Waived Class A Shares to persons exercising Primary Subscription (after giving effect to the Maximum Offer Amount), there remain unexercised Subscription Privileges, then the Agent shall allot the Load-Waived Class A Shares issuable upon exercise of such unexercised Subscription Privileges, after giving effect to the Maximum Offer Amount (the "Remaining Load-Waived Class A Shares") to persons exercising the Over-Subscription Privilege, in the amounts of such over-subscriptions. If the number of Load-Waived Class A Shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Load-Waived Class A Shares, the Agent shall allocate the Remaining Load-Waived Class A Shares to the persons exercising the Over-Subscription Privilege on a pro rata basis as instructed by the Fund. The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of Load-Waived Class A Shares subscribed and distributable.

     Delivery of Shares.

     6. The Agent will instruct the Transfer Agent of the Fund to deliver (i) confirmations of book-entry registration of ownership of those Load-Waived Class A Shares purchased pursuant to exercise of Primary Subscription Privileges promptly after full payment for the Load-Waived Class A Shares subscribed for has cleared and (ii) confirmations of book-entry registration of ownership of those Load-Waived Class A Shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after full payment has been received and cleared and all allocations have been effected, but in no event later than December 23, 1996 (the "Settlement Date"). Nuveen ETF Shareholders whose Nuveen ETF Shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealer's behalf will have any Load-Waived Class A Shares acquired in the Primary Subscription Privilege credited to the account of Cede & Co. or such other depository or nominee.

     Holding Proceeds of Subscription Privileges Offering in Escrow.

     7. (a) All proceeds (i) received by the Agent from Nuveen ETF Shareholders in respect of the exercise of Subscription Privileges and (ii) received by the Agent from the Fund's Transfer Agent in respect of the exercise of Subscription Privileges by Nuveen Investors shall be held by the Agent, on behalf of the Fund, in a segregated escrow account pending distribution of the Load-Waived Class A Shares (the "Escrow Account"). Proceeds held in the Escrow Account shall be invested at the direction of the Fund and, in the absence of such instruction, the Agent shall have no duty other than to hold the same in a segregated account without interest. The Agent shall have no liability for any loss or depreciation resulting from any investment directed by the Fund. Any income realized on the proceeds held in the Escrow Account shall be distributed as provided for in paragraph 7(b).

         (b) The Fund shall have no right to any proceeds in the Escrow
Account received in respect of the Subscription Privileges (including any interest earned thereon) until such time that the Fund shall inform the Agent that the Fund accepts all exercises of Subscription Privileges, which shall occur, if at all, at the close of business on December 18, 1996 (the "Trade Date"). In the event that the Fund notifies the Agent that the Fund will accept all exercises of Subscription Privileges by Nuveen ETF Shareholders and by Nuveen Investors, the Agent shall deliver all proceeds received in respect of the Subscription Privileges (including any income earned thereon) in accordance with instructions issued to the Agent by the Fund as promptly as practicable, but in no event later than the Settlement Date; in the event the Fund notifies the Agent that the Fund will not accept any exercises of Subscription Privileges by Nuveen ETF Shareholders and by Nuveen Investors, the Agent shall return to the Nuveen ETF Shareholders and to the Fund's Transfer Agent for return to the Nuveen Investors the proceeds received in respect of the Subscription Privileges (including any income earned thereon, in proportion to the proceeds received from the Nuveen ETF Shareholders and Nuveen Investors, as the case may be) as promptly as practicable. Proceeds held in respect of excess payments shall be refunded to Nuveen ETF Shareholders entitled to such a refund as promptly as practicable, but in no event later than 25 business days after the Expiration Date.

     Reports
     -------

     8. (a) Daily, during the period commencing six business days prior to the Expiration Date until five business days after the Expiration Date, the Agent shall report by telephone by 5:00 p.m., New York time, to the Representatives of the Dealer Managers (PaineWebber Incorporated and Smith Barney Inc.) and to the Fund, the following information: the total number of Subscription Privileges exercised, the total number of new Load-Waived Class A Shares subscribed for, payments received therefor together with such other information as may be mutually determined by the Fund and the Agent. In addition, upon the

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

Confirmation Date, the Agent shall also report to the Dealer Managers and the Fund, based on a review of Subscription Privilege Certificates received, the number of Load-Waived Class A Shares subscribed for through Subscription Privilege Certificates which designate the Dealer Managers as a soliciting dealer, the number of Load-Waived Class A Shares subscribed for through Subscription Privilege Certificates which designate a broker dealer other than the Dealer Managers as a soliciting dealer (specifying the name and number of shares subscribed for through each such designee) and the number of Load-Waived Class A Shares subscribed for through Subscription Privilege Certificates which do not designate a soliciting dealer. Such information shall be promptly confirmed by facsimile transmission from the Agent to the Dealer Managers and the Fund. Five business days after the Expiration Date the Agent shall provide to the Dealer Managers and the Fund by facsimile transmission (confirmed by letter), a final report setting forth the aforementioned information.

         (b) Information to be transmitted to the Dealer Managers pursuant to this Section 8, shall be directed to

         PaineWebber Incorporated
         1285 Avenue of the Americas
         New York, New York  10105
         Attention:  Mr. Todd A. Reit

         Telephone:  (212) 713-4908
         Facsimile:  (212) 713-4205

         (c) Information to be transmitted to the Fund pursuant to this
Section 8, shall be directed to:

         Nuveen Growth and Income Stock Fund
         333 West Wacker
         Suite 3100
         Chicago, Illinois  60606
         Attention:  Mr. Eric Fowler

         Telephone:  (312) 917-7896
         Facsimile:  (312) 917-8364

     Lost or Mutilated Certificates
     ------------------------------


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

     9. If any Subscription Privilege Certificate is lost, stolen, mutilated, or destroyed the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Privilege Certificate, include the surrender and cancellation thereof), issue a new Subscription Privilege Certificate of like denomination in substitution for the Subscription Privilege Certificate so lost, stolen, mutilated or destroyed.


     Compensation for Services
     -------------------------

     10. Except as otherwise specified herein, the Agent shall receive no compensation for any services rendered by it hereunder. The Fund shall reimburse the Agent for its reasonable out-of-pocket expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

     Instructions and Indemnification
     --------------------------------

     11. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

         (a) The Agent shall not be responsible for the form, sufficiency, validity or accuracy of the Subscription Privilege Certificates (except that the Agent shall be responsible for the accuracy of the list it provides of the names of shareholders of record and their respective shareholdings on the Record
Date), the Prospectus, or any other communication, instruction or other document prepared by the Fund or pursuant to its direction and shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation or any person to make any payment required under a Privilege Subscription Certificate, or to direct or cause any payment to be made, or to enforce any obligation of any person to perform any other act. The Agent shall be under no liability to the Fund or to any other person or party by reason of any failure on the part of any drawer, maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document.

         (b) The Agent and its sub-agents and the sub-contractors shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without

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

limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which prima facia conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be responsible for any delays, errors, or loss of data occurring by reason of circumstances beyond the Agent's control. Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, or consequential damages of any kind whatsoever whether or not the Agent has been advised as to the possibility of such damages and regardless of the form of action in which any such claim for damages may be made.

         (c) The Fund will indemnify the Agent and its nominees, sub-agents and sub-contractors against, and hold them harmless from, all liability and expense (including reasonable attorneys' fees and disbursements) which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or wilful misconduct of the Agent or such nominee, sub-agent or sub-contractor.

     Changes in Subscription Privilege

     12. The Agent may, without the consent or concurrence of the Nuveen ETF Shareholders in whose names Subscription Privilege Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Privilege Certificate that it shall have been advised by counsel (who may be counsel for the Fund) are appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Privilege Certificate except insofar as any such change may confer additional rights upon the Nuveen ETF Shareholders.

     Assignment:  Delegation

     13. (a) Except as hereunder provided, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party. The Agent may subcontract

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

for the performance hereof with any subsidiary or other affiliate of the Agent, and may, with the Fund's consent, subcontract for the performance hereof with third parties other than a subsidiary or affiliate of the Agent; provided, however, that the Agent shall be as fully responsible to the Fund for the acts or omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractor.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

     Governing Law

     14. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

     Severability

     15. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any other term or provision hereof.

     Counterparts

     16. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     Captions

     17. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

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

     Facsimile Signatures

     18. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

     Further Actions

     19. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

     Miscellaneous

     20. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust in the capacity of an officer and not individually and the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.


THE CHASE MANHATTAN BANK                 NUVEEN GROWTH AND INCOME STOCK FUND

By:                                      By:
    ----------------------------             --------------------------------
    Vice President                           Authorized Officer

Dated:                                   Dated:
       -------------------------                 ----------------------------

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